EXHIBIT 10.2
Non-Employee Director Compensation Program
(Updated effective March 28, 2025) (“Effective Date”)
Each member of the Board of Directors (the “Board”) who is not also serving as an employee of Travere Therapeutics, Inc. (“Travere”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy for his or her Board service. This policy is updated and effective as of the Effective Date and may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.
Annual Cash Compensation
The annual cash compensation amount set forth below is payable in equal quarterly installments, payable in arrears for each quarter that the Eligible Director provided service. All annual cash fees are vested upon payment.

1.	Annual Board Service Retainer:

a.	All Eligible Directors: $50,000

b.	Chairman of the Board Service Retainer (in addition to Eligible Director Service Retainer): $40,000

2. Committee Cash Compensation
•Audit Committee: an additional annual cash retainer of $10,000 for service as a member of the Audit Committee ($20,000 for service as the chairman of the Audit Committee)

•Compensation Committee: an additional annual cash retainer of $10,000 for service as a member of the Compensation Committee ($20,000 for service as the chairman of the Compensation Committee)

•Nominating/Corporate Governance Committee: $5,000 for service as a member of the Nominating / Corporate Governance Committee ($12,000 for service as the chairman of the Nominating / Corporate Governance committee)

•Science and Medical Technology Committee: $7,500 for service as a member of the Science and Medical Technology Committee ($15,000 for service as the chairman of Science and Medical Technology Committee)

Equity Compensation
The equity compensation set forth below will be granted under the Travere, Inc. 2018 Equity Incentive Plan (the “Plan”). All stock options granted under this policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying Common Stock on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan).

1. Initial Grant: On the date of the Eligible Director’s initial election to the Board, for each Eligible Director who is first elected to the Board following the Effective Date (or, if such date is not a market trading day, the first market trading day thereafter), the Eligible Director will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a stock option for 29,250 shares (the “Initial Stock Option Grants”) and a restricted stock unit for 9,750 shares (the “Initial RSU Grants”). One-third of the shares subject to each Initial Stock Option Grant and Initial RSU Grant will vest on the one-year anniversary of the grant date, the balance of the shares subject to each Initial Stock Option Grant will vest on an equal monthly basis over the following 24 months, and the balance of the shares subject to each Initial RSU Grant will vest on an equal annual basis over the following two years, subject, in each case, to the Eligible Director’s Continuous Service through each such vesting date, and will vest in full upon a Change in Control.
2. Annual Grant: On the date of each Travere’s annual stockholder meeting held after the Effective Date (each, an “Annual Meeting”), for each Eligible Director who has served as a non-employee director since at least the date that is six (6) months prior to the date of such Annual Meeting and continues to serve as a non-employee member of the Board following such Annual Meeting, the Eligible Director will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a stock option for 19,500 shares and a restricted stock unit for 6,500 shares (the “Annual Grants”). The shares subject to each Annual Grant will vest on the one-year anniversary of the grant date, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through such vesting date, and will vest in full upon a Change in Control (as defined in the Plan).